UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2020

SURGE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-52522	98-0550352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3124 Brother Blvd, Suite 104

Bartlett TN 38133

(Address of principal executive offices, including zip code)

(800) 760-9689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On March 30, 2020, Mr. Brian Speck informed the Board of Directors (the “Board”) of the Company that he was resigning from his position as Chief Financial Officer, effective May 1, 2020 (the “CFO Resignation”). Mr. Speck did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Speck will continue to serve as a consultant to the Company.

Appointment of Chief Financial Officer

On March 30, 2020, in connection with the CFO Resignation, the Board appointed Mr. Anthony Evers as the Company’s Chief Financial Officer, effective May 1, 2020 (“CFO Appointment”).

Anthony Evers, age 56. Mr. Evers has served as Chief Financial Officer and Chief Information Officer for a variety of organizations, including non-profit, private-equity backed, and publicly traded companies. From October 2019 to March 2020, he served as Chief Financial Officer for Vista Health System. Between June 2019 and October 2019, Mr. Evers served as CFO of Santa Cruz Valley Regional Hospital. Between 2015 and 2019, Mr. Evers served as CFO and CIO of KSB Hospital. Prior to that, he served as CFO of various organizations, including Norwegian American Hospital and Horizon Homecare and Hospice. During his career, Mr. Evers has been the financial lead in over 20 merger and divesture transactions ranging from a single physician practice to multi-entity nursing homes. Throughout his career, Mr. Evers has served on numerous boards of directors, including Wheaton Franciscan Healthcare, Covenant Healthcare, All Saints Health System, Rogers Hospital, and the Animal Shelter in Beaver Dam WI. He has also served as a member of the Dixon Illinois Chamber of Commerce. Mr. Evers has also served as the audit and finance committee chair at several of these organizations. Mr. Evers obtained his Bachelors of Business Administration in Finance and Masters of Science in Accounting from University of Wisconsin-Whitewater. Mr. Evers also successfully obtained his Certified Public Accountant and Certified Internal Auditor credentials.

There is no arrangement or understanding between Mr. Evers and any other persons pursuant to which Mr. Evers was selected as an officer. There are no family relationships between Mr. Evers and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the Securities Act (“Regulation S-K”).

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Evers had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

On March 1, 2020, in connection with the CFO Appointment, the Company and Mr. Evers entered into an employment agreement (the “Evers Employment Agreement”), whereby as compensation for his services, the Company shall pay Mr. Evers a salary of $270,000.00 per year. Pursuant to the terms of the Evers Employment Agreement, the Company will pay the full cost of Mr. Evers’ health insurance premiums. In the event Mr Evers’ employment with the Company shall terminate, Mr. Evers shall be entitled to a severance payment of a full year of salary and benefits.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Evers Employment Agreement, and such descriptions are qualified in their entirety by reference to the full text of the Evers Employment Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending March 31, 2020.

Item 8.01	Other Events.

On March 30, 2020, the Company issued a press release announcing the pricing of the CFO Appointment. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Description
99.1	Press Release, dated March 30, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE HOLDINGS, INC.

Date: April 3, 2020	By:	/s/ David C. Ansani
David C. Ansani
Chief Administrative Officer